UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2010
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Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

______________________

Registrant’s telephone number, including area code: 011-59-99-465-8525
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 30, 2010, Orthofix Holdings, Inc. (“Orthofix Holdings”) entered into a Credit Agreement (the “New Credit Agreement”) with Orthofix International N.V. (“Orthofix International”), certain domestic direct and indirect subsidiaries of Orthofix International (together with Orthofix International, the “Guarantors”), JPMorgan Chase Bank, N.A., as Administrative Agent, RBS Citizens, N.A., as Syndication Agent, and certain lender parties thereto.  The New Credit Agreement is further described under Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with the entry by Orthofix Holdings and the Guarantors into the New Credit Agreement, the previously existing credit agreement, dated as of September 22, 2006 and as subsequently amended on September 29, 2008 and February 24, 2010, among Orthofix Holdings, Orthofix International, Colgate Medical Limited, Victory Medical Limited, Swiftsure Medical Limited, Orthofix UK Ltd, the several banks and other financial institutions parties thereunder, and Wachovia Bank, National Association (the “Existing Credit Agreement”), was terminated and all term loan obligations existing thereunder were repaid in full using proceeds of the New Credit Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 30, 2010, Orthofix Holdings entered into the New Credit Agreement with Orthofix International, certain domestic direct and indirect subsidiaries of Orthofix International, JPMorgan Chase Bank, N.A., as Administrative Agent and Sole Bookrunner, RBS Citizens, N.A., as Syndication Agent, DnB NOR Bank, ASA and Bank of the West, as Documentation Agents, J.P. Morgan Securities Inc. and RBS Citizens, N.A., as Joint Lead Arrangers, and certain lender parties thereto.  The New Credit Agreement provides for a five year, $200 million secured revolving credit facility (the “Revolving Credit Facility”), and a five year, $100 million secured term loan facility (the “Term Loan Facility,” and together with the Revolving Credit Facility, the “Credit Facilities”).

The full $100 million Term Loan Facility, and approximately $132.4 million of the Revolving Credit Facility, were drawn on August 30, 2010.  These proceeds were used to repay amounts owed in connection with the termination of the Existing Credit Agreement, as well as certain fees related to the establishment of the New Credit Agreement.  Borrowings under the Revolving Credit Facility, which may be made in the future, will be used for working capital, capital expenditures and other general corporate purposes of Orthofix Holdings and its subsidiaries.  The Guarantors guaranteed repayment of Orthofix Holdings’ obligations under the New Credit Agreement.  The obligations of Orthofix Holdings and each of the Guarantors with respect to the Credit Facilities are secured by a pledge of substantially all of the assets of Orthofix Holdings and each of the Guarantors.  Orthofix Holdings has the ability to increase the amount of the Term Loan Facility, the Revolving Credit Facility, or both, by an aggregate amount of up to $50 million upon satisfaction of certain conditions.  These increased borrowings may be provided either by one or more existing lenders upon Orthofix Holdings obtaining the agreement of such lenders to increase commitments or by new lenders being added to the Credit Facilities.

Borrowings under the Credit Facilities bear interest at a floating rate, which will be, at Orthofix Holdings’ option, either LIBOR plus an applicable margin or a base rate plus an applicable margin (in each case subject to adjustment based on financial ratios).  Such applicable margin will be up to 3.25% for LIBOR borrowings and up to 2.25% for base rate borrowings depending upon a measurement of the consolidated leverage ratio with respect to the immediately preceding four fiscal quarters.  The principal amount of the Term Loan Facility amortizes at the rate of 5%, 15%, 25%, 25% and 30% in year 1, 2, 3, 4 and 5, respectively.  Amortization payments are due quarterly.

The New Credit Agreement requires Orthofix Holdings and Orthofix International to comply with leverage and fixed charge coverage ratios.  The New Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, investments and acquisitions.  The New Credit Agreement also includes events of default customary for facilities of this type.  Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

The foregoing description does not constitute a complete summary of the terms of the New Credit Agreement and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.  A copy of the press release, dated August 30, 2010, issued by Orthofix International regarding the entering into of the New Credit Agreement and termination of the Existing Credit Agreement is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of August 30, 2010, among Orthofix Holdings, Inc., Orthofix International N.V. and certain domestic subsidiaries of Orthofix International N.V., the several banks and other financial institutions as may from time to time become parties thereunder, and JPMorgan Chase, N.A.

99.1	Press Release, dated August 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Robert S. Vaters
Robert S. Vaters Executive Vice President and Chief Financial Officer

Date: August 31, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of August 30, 2010, among Orthofix Holdings, Inc., Orthofix International N.V. and certain domestic subsidiaries of Orthofix International N.V., the several banks and other financial institutions as may from time to time become parties thereunder, and JPMorgan Chase, N.A.

99.1	Press Release, dated August 30, 2010.